EXHIBIT 99.1

Wits Basin and London Mining Sign Agreement Relating to Joint Venture

MINNEAPOLIS - November 17, 2008 - Wits Basin Precious Minerals Inc. (OTCBB: WITM) announced today that London Mining Plc and Wits Basin have entered into definitive terms for the formation and operation of a 50/50 joint venture company which will own all the issued shares in China Global Mining Resources Ltd. (“CGMR”). CGMR, currently a wholly-owned subsidiary of Wits Basin, holds the rights to acquire the Maanshan Xiaonanshan iron ore mine located in the Anhui Province in the People's Republic of China and the Nanjing Sudan processing plant located in the nearby Jiangsu Province.

London Mining has conditionally agreed to subscribe for a 50 percent interest in the joint venture company for an initial investment of USD$45 million. London Mining’s obligation to subscribe for shares in the joint venture company is subject to the satisfaction of certain conditions, including, without limitation, the completion of its due diligence, incorporation of the joint venture company, transfer of the shares in CGMR to the joint venture company, and the satisfaction of the remaining conditions precedent in CGMR’s contracts to purchase the Maanshan Xiaonanshan Mine and the Nanjing Sudan processing plant. These remaining conditions precedent include, among other matters, receipt of approvals from the Chinese Ministry of Commerce and the issuance of an updated mining permit for the Maanshan Xiaonanshan Mine.

While Wits Basin and London Mining will each initially have a 50 percent interest in the joint venture, London Mining will have preferential rights with respect to return of capital and distributions of available profits until its USD$45 million initial investment is returned. The joint venture company will be controlled through a shareholders' agreement.

Definitive conditional purchase agreements relating to the acquisition of the Maanshan Xiaonanshan Mine and the Nanjing Sudan processing plant were originally executed in August 2008 and were based on a Chinese governmental system using a Wholly Foreign Owned Enterprise (WFOE) as the legal entity buying the iron ore business. Subsequent changes in PRC policy, which rendered the WFOE structure non-applicable to this transaction, required that the parties restructure the acquisitions. Because of this, our anticipated closing date of October 31, 2008 has been extended. A new closing date for the acquisitions of the Maanshan Xiaonanshan Mine and the Nanjing Sudan processing plant will be set after an approval is received from the Chinese Ministry of Commerce and the new mining permit is issued, which is not expected to occur prior to mid-December 2008.

As a condition to London Mining's subscription in the joint venture company, Wits Basin will transfer to CGMR the right to acquire the Matang Project, which right is currently held by a wholly-owned subsidiary of Wits Basin. The Matang Project, which is owned by the same people who own the Maanshan Xiaonanshan Mine and the Nanjing Sudan processing plant, is still in the development stage and there has been no mining of the iron ore deposit to date. Completion of this acquisition is conditional on a number of matters including, without limitation, the receipt by Maanshan Zhao Yuan Mining Co Ltd of full business licenses and such other operational permits as are required to enter into production.

About London Mining Plc

London Mining Plc is incorporated and registered in the United Kingdom and is developing mines to supply the global steel industry. The Company has iron ore and coal mining development projects located in Saudi Arabia, Greenland, South Africa, Sierra Leone and Mexico. It has total iron ore resources of 1.3 billion tonnes containing an estimated 459,000 metric tonnes of iron. In 2007, London Mining raised over USD$185 million to advance iron ore production from its projects. In August 2008 London Mining sold its Brazilian operation to Arcelor Mittal for USD$810 million and announced a return to shareholders of GBP220 million with the balance of funds received allocated to existing and new projects.

London Mining is listed on the Oslo Axess, a marketplace regulated by the Oslo Stock Exchange. The company trades under the Reuters symbol LOND.OL and Bloomberg symbol LOND:NO. For more information about the company and its operations, please visit their website at www.londonmining.co.uk.

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About Wits Basin Precious Minerals Inc.: Wits Basin is a minerals exploration and development company holding interests in three exploration projects and currently does not claim to have any mineral reserves on any project. Its common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors: Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:
Wits Basin Precious Minerals Inc.
Chairman H. Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz